Exhibit 3.1

CANADA
PROVINCE OF NEW BRUNSWICK
BUSINESS CORPORATIONS ACT
CERTIFICATE OF CONTINUANCE

New Nouveau
Brunswick

CANADA
PROVINCE DU NOUVEAU-BRUNSWICK
LOI SUR LES CORPORATIONS COMMERCIALES
CERTIFICAT DE PROROGATION

GSI Lumonics Inc.

Name of Corporation
Raison sociale de la corporation

508971

Corporation Number
Numéro de la corporation

I HEREBY CERTIFY that the above - mentioned corporation was continued under Section 126 of the Business Corporations Act as set out in the attached Articles of Continuance.

JE CERTIFIE que la corporation mentionnée ci-dessus a été prorogée en application de l'article 126 de la Loi sur les corporations commerciales de la façon indiquée dans les statuts de prorogation ci-joints.

CERTIFIED COPY TRUE AND CORRECT
COPIE CERTIFIÉE EXACTE ET CONFORME
29 - 09 - 2011
Day/Jour - Month/Mois - Year/Année

Director Business Corporations Act
Directeur - Loi sur les corporations commerciales
New Brunswick · Nouveau-Brunswick

Director
Directeur

Date of Continuance
Date de prorogation March 19, 1999

NEW BRUNSWICK BUSINESS CORPORATIONS ACT FORM 7 ARTICLES OF CONTINUANCE (SECTION 126)	NOUVEAU BRUNSWICK LOI SUR LES CORPORATIONS COMMERCIALES FORMULE 7 STATUTS DE PROROGATION (ARTICLE 126)

1-Name of Corporation	Raison sociale de la corporation

GSI Lumonics Inc.

2-The classes and any maximum number of shares that the corporation is authorized to issue and any maximum aggregate amount for which the share may be offered including shares without par value and/or with par value and the amount of par value.	Les catégories et le nombre maximal d’actions que la corporation peut émettre ainsi que Le montant maximal global pour lequel les actions peuvent étre émises, y compris les actions sans valeur au pair ou avec valeur au pair ou les deux et le montant de la valeur au pair.

The corporation is authorized to issue an unlimited number of common shares without par value. 3-Restrictions, if any, on share transfers Restrictions, s’il y en a, au transfert d’actions None 4-Number (or minimum and maximum number) of directors Nombre (ou nombre minimum et maximum) des administrateurs Minimum of five (5) and a maximum of fifteen (15) as determined by resolution of the Board of Directors

5-Restrictions, if any, on businesses the corporation may carry on	Restrictions, s’il y en a, à l’activité que peut exercer la corporation

None

6-(1) If change of name effected, previous name	(1) En cas de changement de raison sociale; indiquer la derniére en date.

Lumonics Inc. (2) Details of incorporation	(2) Détails sur la constitution en corporation.

Corporations Act (Ontario), Letters Patent dated November 26, 1970

7-Other provisions, if any Autres dispositions, le cas échéant See attached Schedule “I”

Date Signature Description of Office-Description du bureau

March 17, 1999	Charles J. Gardner, Q.C., Corporate Secretary

FOR DEPARTMENT USE ONLY	RESERVE A L’USAGE DU MINISTERE
Corporation No. - N° .de corporation	Filed-Déposé
508971	FILED/DEPOSE MAR 19 1999
NBBCAF7.wp

GSI LUMONICS INC.

(hereinafter referred to as the “Corporation”)

THIS IS SCHEDULE “I” TO THE FOREGOING FORM 7 UNDER

THE NEW BRUNSWICK BUSINESS CORPORATIONS ACT

1. PLACE OF SHAREHOLDER MEETINGS

Notwithstanding subsections (1) and (2) of Section 84 of the Business Corporations Act, as from time to time in force, meetings of shareholders of the Corporation may be held outside New Brunswick at any location throughout the world, including without limitation, Ottawa, Boston, Toronto, New York, Vancouver, or Los Angeles.

2. PRE-EMPTIVE RIGHTS

(A) Notwithstanding subsection (2) of Section 27 of the Business Corporations Act, as from time to time in force, but subject however to any rights arising under any unanimous shareholders agreements, the holders of equity shares of any class, in the case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, its equity shares of any class of any shares or other securities convertible into or carrying rights or options to purchase its equity shares of any class, shall not as such, even if the issuance of the equity shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the unlimited dividend rights of such holders, have the pre-emptive right as provided by Section 27 of the Business Corporations Act to purchase such shares or other securities.

(B) Notwithstanding subsection (3) of Section 27 of the Business Corporations Act, as from time to time in force, but subject however to any rights arising under any unanimous shareholders agreements, the holders of voting shares of any class, in case of the proposed issuance by the Corporation of, or the proposed granting by the Corporation of rights or options to purchase, its voting shares of any class or any shares

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or options to purchase its voting shares of any class, shall not as such, even if the issuance of the voting shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the voting rights of such holders, have the pre-emptive right as provided by Section 27 of the Business Corporations Act to purchase such shares or other securities.

3. BORROWING AUTHORITY The directors of the Corporation may from time to time, in such amounts and on such terms as deemed expedient:

(a) borrow money upon the credit of the Corporation;

(b) issue, reissue, sell or pledge debt obligations of the Corporation; and

(c) mortgage, hypothecate, charge or pledge all or any of the currently owned or subsequently acquired real or personal, moveable, and immoveable property of the Corporation, including book debts, rights, powers, franchises and undertakings of the Corporation, to secure any debt obligations or any money borrowed, or any other debt or liability of the Corporation.

The foregoing powers may be delegated by the directors to such officers or directors of the Corporation to such extent and in such manner as determined by the directors from time to time.

Nothing in this clause limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

4. CUMULATIVE VOTING Subject to applicable law, there shall be no cumulative voting rights in favour of shareholders of the Corporation.

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5. SHAREHOLDER PROPOSAL

Subject to Section 89(5) of the Act, a proposal by a shareholder under Section 89 of the Act may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the Corporation entitled to vote at the meeting to which the proposal is to be presented, in which case the Corporation shall set out the proposal in the notice of meeting in the same manner as provided for under Section 89(2) of the Act.

6. REQUISITION OF MEETING BY SHAREHOLDERS

The holders of not less than 10% of the issued shares of a Corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition and, upon receiving the requisition, the directors shall call a meeting of shareholders to transact the business stated in the requisition in the same manner as provided for in Section 96 of the Act.